EXHIBIT 99.1

CDW Reports Record Fourth Quarter and Full Year Net Sales

Reinforces Power of Business Model and Strategy

(Dollars in millions, except per share amounts)	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017[1]	% Chg.	Year Ended December 31, 2018	Year Ended December 31, 2017[1]	% Chg.
Net Sales	$4,074.8	$3,752.1	8.6	$16,240.5	$14,832.9	9.5
Average Daily Sales[2]	64.7	59.6	8.6	63.9	58.4	9.5
Gross Profit	693.8	613.7	13.1	2,706.9	2,450.2	10.5
Net Income	159.3	194.8	(18.2)	643.0	523.1	22.9
Adjusted EBITDA[3]	323.0	296.9	8.8	1,302.2	1,186.0	9.8
Net Income per Diluted Share	$1.05	$1.25	(16.4)	$4.19	$3.31	26.7
Non-GAAP Net Income per Diluted Share[3]	$1.32	$0.98	34.4	$5.17	$3.83	35.1
[1] Amounts for 2017 have been adjusted to reflect the full retrospective adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).
[2] There were 63 selling days for both the three months ended December 31, 2018 and 2017. There were 254 selling days for both the years ended December 31, 2018 and 2017.
[3] Non-GAAP measures used in this release that are not based on accounting principles generally accepted in the United States of America are each defined and reconciled to the most directly comparable GAAP measure in the attached schedules.

LINCOLNSHIRE, Ill., Feb. 07, 2019 (GLOBE NEWSWIRE) -- CDW Corporation (Nasdaq:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare in the United States, the United Kingdom and Canada, today announced fourth quarter and year-end 2018 results. The company also announced the approval by its Board of Directors of a $1 billion increase to its share repurchase authorization and a quarterly cash dividend to be paid in March 2019.

"We delivered strong topline growth and profitability in the quarter and for the full year while continuing to invest in the future and deliver shareholder value," said Christine A. Leahy, chief executive officer of CDW. "These results reinforce the strength of our strategy and power of our business model - underpinned by our balance across customer end markets, the breadth of our product and solutions portfolio and the ongoing execution of our strategy for growth."

"Strong operating results were amplified by a lower tax rate and share repurchases, delivering a 35 percent increase in non-GAAP net income per diluted share for 2018," said Collin B. Kebo, chief financial officer of CDW. "Our performance drove strong free cash flow and enabled us to return over $660 million to our shareholders in 2018 through share repurchases and dividends."

"For 2019, we expect to continue to outpace US IT market growth by 200 to 300 basis points on a constant currency organic basis. To accomplish this, we will continue our laser-focus on meeting the needs of our more than 250,000 customers in the United States, the United Kingdom and Canada and remaining the partner of choice for more than 1,000 leading and emerging technology brands as the technology market continues to evolve," concluded Leahy.

A quarterly cash dividend of $0.295 per share, which is 40 percent higher than the prior year period, will be paid on March 12, 2019 to all stockholders of record as of the close of business on February 25, 2019.

Fourth Quarter of 2018 Highlights:

Total net sales in the fourth quarter of 2018 were $4,075 million, compared to $3,752 million in the fourth quarter of 2017, an increase of 8.6 percent. Net sales on a constant currency basis increased 9.0 percent versus the fourth quarter of 2017. Currency impact to net sales growth was primarily driven by unfavorable translation of the British pound to US dollar and unfavorable translation of the Canadian to US dollar. There were 63 selling days for both the three months ended December 31, 2018 and 2017. Fourth quarter performance included:

  Total Corporate segment net sales in the fourth quarter of 2018 were $1,836 million, 14.8 percent higher than the fourth quarter of 2017.

  Total Small Business segment net sales in the fourth quarter of 2018 were $363 million, 17.7 percent higher than the fourth quarter of 2017.

  Total Public segment net sales in the fourth quarter of 2018 were $1,414 million, 0.8 percent lower than the fourth quarter of 2017. Public results were driven by an increase in Healthcare and Education sales of 7.8 percent and 7.6 percent, respectively, offset by a decrease of 11.9 percent in Government sales.

  Net sales for CDW's UK and Canadian operations in the fourth quarter of 2018, combined as "Other" for financial reporting purposes, were $462 million, 10.3 percent higher than the fourth quarter of 2017. UK results were up double digits in local currency. Canada results were up high single digits in local currency.

Gross profit for the fourth quarter of 2018 was $694 million, compared to $614 million for the same period in 2017, representing an increase of 13.1 percent. Gross profit margin was 17.0 percent for the fourth quarter of 2018 versus 16.4 percent for the same period in 2017. Gross profit margin was positively impacted by an increase in the mix of netted down revenues that are booked net of costs of goods sold, such as Software as a Service and warranties, and product margin.

Total selling and administrative expenses, including advertising expense, were $451 million in the fourth quarter of 2018, compared to $393 million in the fourth quarter of 2017, representing an increase of 14.8 percent. This was primarily driven by increased sales payroll costs consistent with higher gross profit and performance-based compensation consistent with higher attainment against goals.

Interest expense was $37 million in the fourth quarter of both 2018 and 2017.

The effective tax rate for the fourth quarter of 2018 was 22.9 percent, which resulted in tax expense of $47 million, compared to a (5.8) percent effective tax rate and tax benefit of $11 million in the fourth quarter of 2017. The increase in effective tax rate primarily reflects the implementation of the Tax Cuts and Jobs Act in December of 2017, which included the one-time benefit of reducing the net deferred tax balance to reflect a new lower tax rate, partially offset by a one-time expense related to the foreign income transition tax.

Net income was $159 million in the fourth quarter of 2018, compared to $195 million in the fourth quarter of 2017, representing a decrease of 18.2 percent. Non-GAAP net income, which excludes, among other things, acquisition-related intangible asset amortization, equity-based compensation and the associated tax benefits, and acquisition and integration expenses, was $201 million in the fourth quarter of 2018, compared to $153 million in the fourth quarter of 2017, representing an increase of 31.5 percent.

Adjusted EBITDA, which excludes expenses related to equity-based compensation, income from equity investment, acquisition and integration expenses, and certain other items, was $323 million in the fourth quarter of 2018, compared to $297 million in the fourth quarter of 2017, representing an increase of 8.8 percent. For the fourth quarter of both 2018 and 2017, the Adjusted EBITDA margin was 7.9 percent.

Weighted average diluted shares outstanding were 152 million for the fourth quarter of 2018, compared to 155 million for the fourth quarter of 2017. Net income per diluted share for the fourth quarter of 2018 was $1.05, compared to $1.25 for the fourth quarter of 2017, representing a decrease of 16.4 percent. Non-GAAP net income per diluted share for the fourth quarter of 2018 was $1.32, compared to $0.98 for the fourth quarter of 2017, representing an increase of 34.4 percent.

Full Year 2018 Highlights:

Total net sales in 2018 were $16,241 million, compared to $14,833 million in 2017, an increase of 9.5 percent. Net sales on a constant currency basis increased 9.2 percent versus 2017. Currency impact to net sales growth was primarily driven by favorable translation of the British pound to US dollar. There were 254 selling days for both the years ended December 31, 2018 and 2017. The full year's net sales performance included:

  Total Corporate segment net sales in 2018 were $6,843 million, 10.8 percent higher than 2017.

  Total Small Business segment net sales in 2018 were $1,360 million, 11.4 percent higher than 2017.

  Total Public segment net sales in 2018 were $6,155 million, 4.2 percent higher than 2017. Public results were led by sales to Healthcare and Education customers, which increased 7.3 percent and 6.5 percent, respectively. Sales to Government customers decreased 0.6 percent.

  Net sales for CDW's UK and Canadian operations in 2018, combined as "Other" for financial reporting purposes, were $1,884 million, 22.9 percent higher than 2017. Both UK and Canada results were up double digits in local currency.

Gross profit for 2018 was $2,707 million, compared to $2,450 million for 2017, representing an increase of 10.5 percent. Gross profit margin was 16.7 percent in 2018 versus 16.5 percent in 2017. Gross profit margin was positively impacted by an increase in the mix of netted down revenues that are booked net of costs of goods sold, such as Software as a Service and warranties, and product margin.

Total selling and administrative expenses, including advertising expense, were $1,720 million in 2018, compared to $1,584 million in 2017, representing an increase of 8.6 percent. This increase was primarily driven by increased sales payroll costs, consistent with higher gross profit, performance-based compensation, consistent with higher attainment against goals, and strategic investments funded by tax reform.

Interest expense was $149 million in 2018 compared to $151 million in 2017.

The effective tax rate in 2018 was 23.5 percent, which resulted in tax expense of $198 million, compared to a 20.8 percent effective tax rate and tax expense of $138 million in 2017. The increase in effective tax rate primarily reflects the implementation of the Tax Cuts and Jobs Act in December of 2017, which included the one-time benefit of reducing the net deferred tax balance to reflect a new lower tax rate, and a lower tax benefit on equity-based compensation, partially offset by a one-time expense related to the foreign income transition tax.

Net income was $643 million in 2018, compared to $523 million in 2017, representing an increase of 22.9 percent. Non-GAAP net income, which excludes, among other things, acquisition-related intangible asset amortization, equity-based compensation and the associated tax benefits, and acquisition and integration expenses, was $794 million in 2018, compared to $606 million in 2017, representing an increase of 31.1 percent.

Adjusted EBITDA, which excludes expenses related to equity-based compensation, income from equity investment, acquisition and integration expenses, and certain other items, was $1,302 million in 2018, compared to $1,186 million in 2017, representing an increase of 9.8 percent. The Adjusted EBITDA margin in both 2018 and 2017 was 8.0 percent.

Weighted average diluted shares outstanding were 154 million in 2018, compared to 158 million in 2017. Net income per diluted share in 2018 was $4.19, compared to $3.31 in 2017, representing an increase of 26.7 percent. Non-GAAP net income per diluted share in 2018 was $5.17, compared to $3.83 in 2017, representing an increase of 35.1 percent.

Forward-Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, global and regional economic and political conditions; decreases in spending on technology products and services; CDW's relationships with vendor partners and availability of their products; continued innovations in hardware, software and services offerings by CDW's vendor partners; substantial competition that could reduce CDW's market share; CDW's substantial indebtedness and ability to generate sufficient cash to service such indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security and failure to protect our information technology systems from cybersecurity threats; potential failures to comply with Public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential interruptions of the flow of products from suppliers; potential adverse occurrences at one of CDW's primary facilities or customer data centers; increases in the cost of commercial delivery services or disruptions of those services; CDW's exposure to accounts receivable and inventory risks; fluctuations in foreign currency; future acquisitions or alliances; fluctuations in CDW's operating results; current and future legal proceedings and audits; changes in laws, including regulations or interpretations thereof; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

Non-GAAP Financial Information

EBITDA is defined as consolidated net income before interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA, which is a measure defined in the Company's credit agreements, means EBITDA adjusted for certain items which are described in the financial statement tables that accompany this press release. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of Net sales. Non-GAAP income before income taxes and Non-GAAP net income exclude, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and the associated tax benefits, integration expenses, and gains and losses from the extinguishment of long-term debt. Consolidated Net sales growth on a constant currency basis is defined as consolidated net sales growth excluding the impact of foreign currency translation on net sales compared to the prior period.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share and consolidated Net sales growth on a constant currency basis are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

The Company believes these measures provide analysts, investors and management with helpful information regarding the underlying operating performance of the Company's business, as they remove the impact of items that management believes are not reflective of underlying operating performance. The Company uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business. Additionally, Adjusted EBITDA is a measure in the credit agreement governing our Senior Secured Term Loan Facility ("Term Loan") used to evaluate the Company's ability to make certain investments, incur additional debt and make restricted payments, such as dividends and share repurchases, as well as whether the Company is required to make additional principal prepayments on the Term Loan beyond the quarterly amortization payments.

Our annual targets are provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as currency impacts or interest rates, or reliably predicted because they are not part of the Company's routine activities, such as refinancing activities or acquisition and integration expenses.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures. Non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare organizations in the United States, the United Kingdom and Canada. A Fortune 500 company with multi-national capabilities, CDW was founded in 1984 and employs more than 9,000 coworkers. For the year ended December 31, 2018, the company generated net sales over $16 billion. For more information about CDW, please visit www.CDW.com.

Webcast

CDW will hold a conference call today, February 7, 2019 at 7:30 a.m. CT/8:30 a.m. ET to discuss its fourth quarter and full year financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries
Beth Coronelli
Vice President, Investor Relations
(847) 419-7524

Media Inquiries
Sara Granack
Vice President, Corporate Communications
(847) 419-7411

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,			Years Ended December 31,
	2018	2017(i)	% Change(ii)	2018	2017(i)	% Change(ii)

Net sales	$4,074.8	$3,752.1	8.6%	$16,240.5	$14,832.9	9.5%
Cost of sales	3,381.0	3,138.4	7.7	13,533.6	12,382.7	9.3

Gross profit	693.8	613.7	13.1	2,706.9	2,450.2	10.5

Selling and administrative expenses	402.3	347.1	15.9	1,537.1	1,410.0	9.0
Advertising expense	48.6	45.5	6.8	182.5	173.7	5.1
Operating income	242.9	221.1	9.9	987.3	866.5	13.9

Interest expense, net	(37.1)	(37.1)	(0.1)	(148.6)	(150.5)	(1.3)
Net loss on extinguishments of long-term debt	—	—	—	—	(57.4)	(100.0)
Other income, net	0.8	0.1	nm*	1.8	2.1	(14.7)

Income before income taxes	206.6	184.1	12.2	840.5	660.7	27.2

Income tax (expense) benefit	(47.3)	10.7	nm*	(197.5)	(137.6)	43.5

Net income	$159.3	$194.8	(18.2)%	$643.0	$523.1	22.9%

Net income per common share:
Basic	$1.07	$1.28	(16.3)%	$4.26	$3.37	26.5%
Diluted	$1.05	$1.25	(16.4)%	$4.19	$3.31	26.7%

Weighted-average shares outstanding:
Basic	149.1	152.6		150.9	155.4
Diluted	151.9	155.3		153.6	158.2

     * Not meaningful

  Amounts for 2017 have been adjusted to reflect the full retrospective adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).

  There were 63 selling days for both the three months ended December 31, 2018 and 2017.  There were 254 selling days for both the years ended December 31, 2018 and 2017.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

The Company has included reconciliations of Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, and consolidated Net sales growth on a constant currency basis for the three months and years ended December 31, 2018 and 2017 below.

NON-GAAP INCOME BEFORE INCOME TAXES, NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,
	2018				2017(i)
	Income before Income Taxes	Income Tax (Expense) Benefit(ii)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Benefit (Expense)(ii)	Net Income	Effective Tax Rate	Net Income % Change

GAAP, as reported	$206.6	$(47.3)	$159.3	22.9%	$184.1	$10.7	$194.8	(5.8)%	(18.2)%
Amortization of intangibles(iii)	44.1	(9.7)	34.4		46.2	(16.6)	29.6
Equity-based compensation	10.8	(5.4)	5.4		10.1	(9.1)	1.0
Tax Cuts and Jobs Act(iv)	—	0.1	0.1		—	(75.5)	(75.5)
Other adjustments(v)	1.7	(0.2)	1.5		0.1	2.7	$2.8
Non-GAAP	$263.2	$(62.5)	$200.7	23.7%	$240.5	$(87.8)	$152.7	36.5%	31.5%

GAAP net income per diluted share			$1.05				$1.25
Non-GAAP net income per diluted share			$1.32				$0.98
Shares used in computing GAAP and Non-GAAP net income per diluted share			151.9				155.3
  Amounts for 2017 have been adjusted to reflect the full retrospective adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).

  Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation. Additionally, 2018 includes the impact of global intangible low tax income (“GILTI”) on equity-based compensation and amortization of intangibles.

  Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

  2018 is comprised of an adjustment to the provisional amounts recorded to finalize the US state impact of the mandatory repatriation tax due to the completion of the 2017 US state tax returns.

  Includes other expenses such as payroll taxes on equity-based compensation and 2018 expenses related to the acquisition of Scalar Decisions Inc.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP INCOME BEFORE INCOME TAXES, NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars in millions, except per share amounts)
(unaudited)

	Years Ended December 31,
	2018				2017(i)
	Income before Income Taxes	Income Tax Expense(ii)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(ii)	Net Income	Effective Tax Rate	Net Income % Change

GAAP, as reported	$840.5	$(197.5)	$643.0	23.5%	$660.7	$(137.6)	$523.1	20.8%	22.9%
Amortization of intangibles(iii)	182.7	(45.7)	137.0		185.1	(66.6)	118.5
Equity-based compensation	40.7	(29.2)	11.5		43.7	(51.9)	(8.2)
Net loss on extinguishments of long-term debt	—	—	—		57.4	(20.7)	36.7
Tax Cuts and Jobs Act(iv)	—	(1.9)	(1.9)		—	(75.5)	(75.5)
Other adjustments(v)	5.9	(1.2)	4.7		11.5	(0.2)	11.3
Non-GAAP	$1,069.8	$(275.5)	$794.3	25.7%	$958.4	$(352.5)	$605.9	36.8%	31.1%

GAAP net income per diluted share			$4.19				$3.31
Non-GAAP net income per diluted share			$5.17				$3.83
Shares used in computing GAAP and Non-GAAP net income per diluted share			153.6				158.2
  Amounts for 2017 have been adjusted to reflect the full retrospective adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).

  Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation. Additionally, 2018 includes the impact of GILTI on equity-based compensation and amortization of intangibles.

  Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

  2018 is comprised of adjustments to the provisional amounts recorded to finalize the US federal and state impact of revaluing deferred tax assets and liabilities and mandatory repatriation tax due to the completion of the 2017 US federal and state tax returns.

  Includes other expenses such as payroll taxes on equity-based compensation, 2018 expenses related to the acquisition of Scalar Decisions Inc., 2017 integration expenses related to CDW UK and the reinstatement of prior year unclaimed property balances as a result of a retroactive Illinois state law change enacted in the third quarter of 2017.

CDW CORPORATION AND SUBSIDIARIES
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
(dollars in millions)
(unaudited)

	Three Months Ended December 31,				Years Ended December 31,
	2018	% of Net sales	2017(i)	% of Net sales	2018	% of Net sales	2017(i)	% of Net sales

Net income	$159.3		$194.8		$643.0		$523.1
Depreciation and amortization	66.9		65.7		265.6		260.9
Income tax expense	47.3		(10.7)		197.5		137.6
Interest expense, net	37.1		37.1		148.6		150.5
EBITDA	310.6	7.6%	286.9	7.6%	1,254.7	7.7%	1,072.1	7.2%
Adjustments:
Equity-based compensation	10.8		10.1		40.7		43.7
Net loss on extinguishments of long-term debt	—		—		—		57.4
Other adjustments(ii)	1.6		(0.1)		6.8		12.8
Total adjustments	12.4		10.0		47.5		113.9
Adjusted EBITDA	$323.0	7.9%	$296.9	7.9%	$1,302.2	8.0%	$1,186.0	8.0%
  Amounts for 2017 have been recast to reflect the full retrospective adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).

  Includes other expenses such as payroll taxes on equity-based compensation during the three months and years ended December 31, 2018 and 2017. Also includes 2018 expenses related to the acquisition of Scalar Decisions Inc., 2017 integration expenses related to CDW UK and the reinstatement of prior year unclaimed property balances as a result of a retroactive Illinois state law change enacted in the third quarter of 2017.

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED NET SALES GROWTH ON A CONSTANT CURRENCY BASIS
(dollars in millions)
(unaudited)

	Three Months Ended December 31,			Years Ended December 31,
	2018	2017(i)	% Change(ii)	2018	2017(i)	% Change(ii)
Consolidated Net sales, as reported	$4,074.8	$3,752.1	8.6%	$16,240.5	$14,832.9	9.5%
Foreign currency translation(iii)	—	(14.1)	—	—	34.1	—
Consolidated Net Sales on a Constant Currency Basis	$4,074.8	$3,738.0	9.0%	$16,240.5	$14,867.0	9.2%
  Amounts for 2017 have been adjusted to reflect the full retrospective adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).

  There were 63 selling days for both the three months ended December 31, 2018 and 2017.  There were 254 selling days for both the years ended December 31, 2018 and 2017.

  Represents the effect of translating the prior year results of CDW UK and CDW Canada at the average exchange rates applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	December 31, 2018	December 31, 2017(i)
Assets	(unaudited)

Current assets:
Cash and cash equivalents	$205.8	$144.2
Accounts receivable, net of allowance for doubtful accounts of $7.0 and $6.2, respectively.	2,671.2	2,329.3
Merchandise inventory	454.3	411.5
Miscellaneous receivables	316.4	343.0
Prepaid expenses and other	149.1	168.3
Total current assets	3,796.8	3,396.3

Property and equipment, net	156.1	161.1
Goodwill	2,462.8	2,479.6
Other intangible assets, net	712.2	897.0
Other assets	39.8	32.7
Total assets	$7,167.7	$6,966.7

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$1,577.1	$1,317.7
Accounts payable - inventory financing	429.3	498.0
Current maturities of long-term debt	25.3	25.5
Contract liabilities	178.3	158.8
Accrued expenses and other liabilities	593.1	522.1
Total current liabilities	2,803.1	2,522.1

Long-term liabilities:
Debt	3,183.3	3,210.0
Deferred income taxes	141.9	196.3
Other liabilities	64.2	52.7
Total long-term liabilities	3,389.4	3,459.0

Total stockholders’ equity	975.2	985.6
Total liabilities and stockholders’ equity	$7,167.7	$6,966.7
  Amounts for 2017 have been adjusted to reflect the full retrospective adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended December 31,
	2018	2017(i)	% Change(ii)

Corporate	$1,836.4	$1,599.3	14.8%

Small Business	362.5	308.1	17.7

Public
Government	546.0	619.9	(11.9)
Education	425.0	395.2	7.6
Healthcare	443.2	411.0	7.8
Total Public	1,414.2	1,426.1	(0.8)

Other	461.7	418.6	10.3

Total Net Sales	$4,074.8	$3,752.1	8.6%
  Amounts for 2017 have been adjusted to reflect the full retrospective adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).

  There were 63 selling days for both the three months ended December 31, 2018 and 2017.

	Year Ended December 31,
	2018	2017(i)	% Change(ii)

Corporate	$6,842.5	$6,172.8	10.8%

Small Business	1,359.6	1,220.5	11.4

Public
Government	2,097.3	2,109.8	(0.6)
Education	2,327.4	2,184.5	6.5
Healthcare	1,730.0	1,612.2	7.3
Total Public	6,154.7	5,906.5	4.2

Other	1,883.7	1,533.1	22.9

Total Net Sales	$16,240.5	$14,832.9	9.5%
  Amounts for 2017 have been adjusted to reflect the full retrospective adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).

  There were 254 selling days for both the years ended December 31, 2018 and 2017.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)
(unaudited)

	December 31, 2018	December 31, 2017(i)

Debt and Revolver Availability
Cash and cash equivalents	$205.8	$144.2
Total debt	3,208.6	3,235.5
Revolver availability(ii)	1,120.1	1,063.2
Cash plus Revolver availability(ii)	1,325.9	1,207.4
Total net leverage ratio(iii)	2.3	2.6

Working Capital(iv)
Days of sales outstanding (DSO)	56	53
Days of supply in inventory (DIO)	13	13
Days of purchases outstanding (DPO)	(50)	(47)
Cash conversion cycle	19	19
  Amounts for 2017 have been adjusted to reflect the full retrospective adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).

  Amount in effect at period-end, including CDW UK's Revolving Credit Facility, which is a multi-currency revolving credit facility with an aggregate amount of £50 million ($64 million at December 31, 2018) in availability.

  Defined as the ratio of total debt at period-end excluding any unamortized discount and/or premium and deferred financing costs, less cash and cash equivalents, to trailing twelve months (TTM) Adjusted EBITDA, a non-GAAP measure defined in the Company's credit agreement.

  Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(in millions)
(unaudited)

	Years Ended December 31,
	2018	2017

Cash flows provided by operating activities	$905.9	$777.7

Capital expenditures	(86.1)	(81.1)
Cash flows used in investing activities	(86.1)	(81.1)

Net change in accounts payable - inventory financing	(67.4)	(84.0)
Other cash flows used in financing activities	(687.4)	(734.7)
Cash flows used in financing activities	(754.8)	(818.7)

Effect of exchange rate changes on cash and cash equivalents	(3.4)	2.6
Net increase (decrease) in cash and cash equivalents	61.6	(119.5)
Cash and cash equivalents - beginning of period	144.2	263.7
Cash and cash equivalents - end of period	$205.8	$144.2

Supplementary disclosure of cash flow information:
Interest paid	$(148.8)	$(148.5)
Taxes paid, net	$(261.2)	$(275.7)